Exhibit 10.14

INTEGRYS ENERGY GROUP, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

You have been granted a nonqualified stock option with respect to shares of common stock of Integrys Energy Group, Inc. (the “Company”) under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”) This Agreement sets forth the terms, rights and obligations of you and the Company with respect to the grant of this option. This option shall not become effective until you sign and return the “Acknowledgement Form” from this Agreement to Human Resources.
The option is granted under, and is subject to, the terms of the Plan, which are specifically incorporated by reference in this Agreement. Any capitalized terms used in this Agreement which are not defined shall have the meaning set forth in the Plan.
1.Grant of Option. Subject to the terms of this Agreement, the Company grants to you the right and option (the “Option”) to purchase shares (the “Option”) of the common stock of the Company, par value $1.00 (the “Optioned Shares”) from the Company, at an option price per share equal to the closing sales price of a share of Common Stock of the Company as reported on the New York Stock Exchange Composite Transaction reporting system on the Grant Date.
In the event of certain corporate transactions described in Section 12 of the Plan, the number of Optioned Shares and the per share option price will be adjusted by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee’s determination as to any adjustment shall be final.
2.    Vesting of Option. The Optioned Shares will vest and become exercisable in accordance with the following schedule:

Percentage of Optioned Shares Vested	Date of Vesting
25%	1st anniversary of Grant Date
An additional 25%	2nd anniversary of Grant Date
An additional 25%	3rd anniversary of Grant Date
The final 25%	4th anniversary of Grant Date

provided, however, that, in the event of your termination of employment from the Company and its Affiliates for any reason, any Optioned Shares not vested as of the date of such termination will be cancelled, except as otherwise provided in this Section 2.
If the foregoing calculation results in vesting of a fractional Optioned Share, the number of Optioned Shares that become vested will be rounded to the next higher whole number of shares.

[Standard Paragraph #1 – For use with regular grants made in February or March of each year.] If your employment or service terminates as a result of death or disability (as determined by the Committee based upon the definition set forth in the Company’s long-term disability plan), (1) if your termination occurs on or after December 31 of the calendar year in which occurs the Grant Date, the Optioned Shares will become fully vested on your date of termination, or (2) if your termination occurs prior to December 31 of the calendar year in which occurs the Grant Date, you will become partially vested on the date of termination, and the remaining Optioned Shares will be cancelled. Your partially vested interest will be equal to the product obtained by multiplying the total number of Optioned Shares by a fraction, the numerator of which is the number of full months of service that you completed during the calendar year in which occurs the Grant Date and the denominator of which is twelve (12). If the foregoing calculation results in vesting of a fractional Optioned Share, the number of Optioned Shares that become vested will be rounded to the next higher whole number of shares.

[Alternate Paragraph #1 – For use in mid-year special grants where proration based on the calendar year might result in substantial vesting shortly following the Grant Date. Under the alternate paragraph, proration is based on the number of months of employment completed during the one year period from the first day of the month in which occurs the Grant Date.] If your employment or service terminates as a result of death or disability (as determined by the Committee based upon the definition set forth in the Company’s long-term disability plan), (1) if your termination occurs on or after the first day of the twelfth (12th) month following the month in which occurs the Grant Date, the Optioned Shares will become fully vested on your date of termination, or (2) if your termination occurs prior to the first day of the twelfth (12th) month following the month in which occurs the Grant Date, you will become partially vested on the date of termination, and the remaining Optioned Shares will be cancelled. Your partially vested interest will be equal to the product obtained by multiplying the total number of Optioned Shares by a fraction, the numerator of which is the number of full months of service that you completed during the twelve (12) month period that begins on the first day of the month following the month in which occurs the Grant Date and the denominator of which is twelve (12). If the foregoing calculation results in vesting of a fractional Optioned Share, the number of Optioned Shares that become vested will be rounded to the next higher whole number of shares.

[Standard Paragraph #2 – For use with regular grants made in February or March of each year.] For purposes of this Agreement, “Retirement” means termination of your employment or service with the Company and its Affiliates, if the termination occurs on or after your attainment of age sixty-two (62) or the termination occurs on or after your attainment of age fifty-five (55) and completion of at least ten (10) years of vesting service (as defined in the 401(k) plan that is applicable to you) or if you are covered under a defined benefit pension plan maintained by the Company or an Affiliate, the termination qualifies you for retirement (as opposed to vested termination) benefits under such defined benefit pension plan. If your employment or service terminates as a result of Retirement, (1) if your Retirement occurs on or after December 31 of the calendar year in which occurs the Grant Date, the Optioned Shares will continue to vest, subject to the terms of the Plan, on the same schedule as would have applied had you continued employment, and (2) if your Retirement occurs prior to December 31 of the calendar year in which occurs the Grant Date, a portion of the Optioned Shares will be immediately forfeited, and the remainder of the Optioned Shares will continue to vest, subject to the terms of the Plan, on the same schedule as would have applied had you continued employment. The portion of the Optioned Shares that are immediately forfeited will be equal to the product obtained by multiplying the total number of Optioned Shares by a fraction, the numerator of which is twelve (12) minus the number of full months of service that you completed during the calendar year in which occurs the Grant Date and the denominator of which is twelve (12). If the foregoing calculation results in vesting of a fractional Optioned Share, the number of Optioned Shares that become vested will be rounded to the next higher whole number of shares. The number of Optioned Shares available for exercise on or after each vesting date will be reduced by a pro rata portion of the total number of forfeited Optioned Shares.

[Alternate Paragraph #2 – For use in mid-year special grants where proration based on the calendar year might result in substantial vesting shortly following the Grant Date. Under the alternate paragraph, proration is based on the number of months of employment completed during the one year period from the first day of the month in which occurs the Grant Date.] For purposes of this Agreement, “Retirement” means termination of your employment or service with the Company and its Affiliates, if the termination occurs on or after your attainment of age sixty-two (62) or the termination occurs on or after your attainment of age fifty-five (55) and completion of at least ten (10) years of vesting service (as defined in the 401(k) plan that is applicable to you) or if you are covered under a defined benefit pension plan maintained by the Company or an Affiliate, the termination qualifies you for retirement (as opposed to vested termination) benefits under such defined benefit pension plan. If your employment or service terminates as a result of retirement on or after age fifty-five (55) with ten (10) or more years of service, or Retirement, (1) if your Retirement occurs on or after the first day of the twelfth (12th) month following the month in which occurs the Grant Date, the Optioned Shares will continue to vest, subject to the terms of the Plan, on the same schedule as would have applied had you continued employment, and (2) if your Retirement occurs prior to the first day of the twelfth (12th) month following the month in which occurs the Grant Date, a portion of the Optioned Shares will be immediately forfeited, and the remainder of the Optioned Shares will continue to vest, subject to the terms of the Plan, on the same schedule as would have applied had you continued employment. The portion of the Optioned Shares that are immediately forfeited will be equal to the product obtained by multiplying the total number of Optioned Shares by a fraction, the numerator of which is twelve (12) minus the number of full months of service that you completed during the during the twelve (12) month period that begins on the first day of the month following the month in which occurs the Grant Date and the denominator of which is twelve (12). If the foregoing calculation results in vesting of a fractional Optioned Share, the number of Optioned Shares that become vested will be rounded to the next higher whole number of shares. The number of Optioned Shares available for exercise on or after each vesting date will be reduced by a pro rata portion of the total number of forfeited Optioned Shares.

Notwithstanding the vesting schedule described above, the Committee may extend the date(s) of vesting to a later date to take into account any period of the Optionee’s leave of absence, unless prohibited by law.
3.    Exercise of Option. The Option, to the extent vested in accordance with Paragraph 2, may be exercised during the period beginning on the vesting date and ending on the earlier of:

a.
the first anniversary of the date the Optionee’s employment with the Company and its Affiliates terminates for any reason other than Retirement, death or disability (as determined by the Committee based on the definition set forth in the Company’s long-term disability plan); or

b.	in any other case, the 10th anniversary of the Grant Date.
During your life, the Option may be exercised only by you (or if you are incapacitated, by your legal representative). If you die before exercising all of the vested Option, the executor of the your estate (or by such person as the executor of the estate certifies as inheriting the Option as a result of the operation of your last will and testament or as a result of the laws of interstate succession) may exercise all or any portion of the vested Option that has not been exercised, during the exercise periods described above.
4.    Change in Control. In general, the Option, to the extent then outstanding and unexercised, will become fully vested (if not previously vested) but shall otherwise be subject to the terms of the Plan, if (a) a Change in Control (as defined in the Plan) has occurred, and (b) your employment with the Company and its Affiliates has been involuntarily terminated for any reason other than Cause (or, if you have in effect with the Company or an Affiliate an employment, retention, change in control, severance or similar agreement that provides for “good reason” termination and, in accordance with such agreement, you terminate employment or service for “good reason”) within two (2) years following the date of the Change in Control. The vesting of Optioned Shares following a Change in Control shall be governed by the terms of Section 13(b) of the Plan.
5.    Manner of Exercise and Payment. In order to exercise this Option, you (or such other person entitled to exercise the Option as provided in Paragraph 3) must provide a written or electronic notice to the Company or its designated agent stating that you (or such other eligible person) would like to exercise all or a portion of the Option and specifying the number of vested Optioned Shares which are being purchased. The exercise notice must be delivered (in person or by mail or by facsimile or by electronic transmission) to the Secretary of the Company or designated agent in such manner as the Secretary of the Company may prescribe.
Exercise of all or a portion of the Option must be accompanied by contemporaneous payment equal to the number of Optioned Shares being purchased multiplied by the option exercise price or, in the case of clause (d) below, appropriate documentation which will result in payment to the Company on the settlement date (i.e., T+3) equal to the number of Optioned Shares being purchased multiplied by the option exercise price. Subject to such rules and restrictions as the Committee may prescribe, payment may be made: (a) in cash or by certified check payable to the Company; (b) by delivering previously acquired shares of Common Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with a fair market value at the time of exercise, as determined by the Committee, equal to the required payment amount; (c) by any combination of (a) and (b); or (d) by delivering to the Company or its designated agent an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer (or confirmation from a broker-dealer that it has received such instructions) to sell or margin a sufficient portion of the Optioned Shares to be exercised and to deliver the sale or margin proceeds directly to the Company to pay the option exercise price and tax withholding.
Option exercise notices postmarked (if mailed) or received by the Secretary of the Company or designated delegate (if by facsimile, hand-delivery or electronic transmission) at or prior to 11:59 p.m. (central time) of the date specified in Paragraph 3 shall be given effect. Any notice postmarked or received after such time shall be null and void.
6.    Tax Withholding. Upon exercise of all or any part of the Option, the Company has the right and the authority to deduct or withhold from any compensation payable to you an amount sufficient to satisfy its withholding obligations under applicable tax laws or regulations. Alternatively, the Company may require that you deliver to the Company at the time the Company is obligated to withhold taxes such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. The Company may also satisfy its withholding obligation,, in any other manner determined by the Committee. The Fair Market Value of fractional shares of Stock remaining after the withholding requirements are satisfied will be paid to you in cash or will be applied as additional tax withholding.
7.    Miscellaneous.
(a)    You (or your legal representatives, the executor of your estate or your heirs) shall not be deemed to be a shareholder of the Company with respect to any of the Optioned Shares being purchased until such shares are paid for in full, and the Company’s withholding tax liability is satisfied, to the Committee’s satisfaction.
(b)    The Option shall not be transferable by you; provided that, following your death, the Option, to the extent exercisable in accordance with the terms of the Plan and this Agreement, may be exercised by the executor of the your estate (or by such person as the executor of the estate certifies as inheriting the Option as a result of the operation of your last will and testament or as a result of the laws of intestate succession). In addition, by accepting this award, you agree not to sell any shares delivered to you at a time when applicable laws (including securities laws), Company or Affiliate policy or an agreement between the Company and its underwriters or other terms and conditions of the Plan prohibit a sale.
(c)    It is fully understood that nothing contained in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment at any time nor confer upon you any right to continue in the employ of the Company or any Affiliate.

(d)    As a condition of the granting of this Option, you agree, for yourself and your legal representatives or guardians, the executor of your estate, and your heirs, that the Plan and this Agreement shall be subject to discretionary interpretation by the Committee and that any interpretation by the Committee of the terms of the Plan and this Agreement shall be final, binding and conclusive. Neither you, your legal representatives, the executor of your estate or you heirs shall challenge or dispute the Committee’s decisions.
(e)    The existence of this Agreement or Option herein granted shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the common stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(f)    The Committee may modify this Option at any time. However, no modification, extension or renewal shall (1) confer on you any right or benefit which you would not be entitled to if a new option was granted under the Plan at such time or (2) alter, impair or adversely affect this Option or the Agreement without your written consent; provided that the Committee need not obtain your written consent of the Optionee for a modification of the Option to the extent that the Plan specifically permits the Committee action or to the extent that the Committee deems such modification necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the shares underlying the Option are then traded, or to preserve favorable accounting or tax treatment of the Option for the Company.
(g)    No individual may exercise the Option and no shares will be issued under this Agreement unless and until the Company has determined to its satisfaction that such exercise and issuance comply with all relevant provisions of applicable law, including the requirements of any stock exchange on which the shares may then be traded.
(h)    This Agreement may be executed in counterparts.
(i)    As a condition of the granting of this Option, you agree, for yourself and your legal representatives or guardians, the executor of your estate, and your heirs, that this Option and any Stock issued or cash paid pursuant to this Option shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or claw back compensation paid pursuant to this Option.
8.    Governing Law. This Agreement shall be governed by the internal laws of the State of Illinois, without regard to the principle of conflict of laws, as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. No legal action or proceeding may be brought with respect to this Agreement more than one year after the later of (a) the last date on which the act or omission giving rise to the legal action or proceeding occurred; or (b) the date on which the individual bringing such legal action or proceeding had knowledge (or reasonably should have had knowledge) of such act or omission. Any such action or proceeding must be commenced and prosecuted in its entirety in the federal or state court having jurisdiction over Brown County, Wisconsin or Cook County, Illinois, and each individual with any interest hereunder agrees to submit to the personal jurisdiction thereof, and agrees not to raise the objection that such courts are not a convenient forum. Such action or other legal proceeding shall be heard pursuant to a bench trial and, the parties to such proceeding shall waive their rights to a trial by jury.
9.    Severability. In the event any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
INTEGRYS ENERGY GROUP, INC.

By:
Title: Vice President – Human Resources